Exhibit 99.1

ISONICS CORPORATION LETTERHEAD

June 10, 2005

To:	All of the holders of our outstanding Class B Redeemable Common Stock Purchase Warrants and our outstanding Class C Redeemable Common Stock Purchase Warrants (the “Warrants”)

Ladies and Gentlemen:

As we announced in October 2004, the prospectus that allowed you to exercise your Warrants was no longer current.  We attempted to file a post-effective amendment to the registration statement that included the prospectus, but we were unable to do so because our former auditors, Grant Thornton LLP, were unwilling to consent to the inclusion of its report on our April 30, 2003 and 2004 financial statements in the post-effective amendment.

We are hopeful that we will be able to make the required filings with the Securities and Exchange Commission (the “SEC”) in September or October 2005, although even if we are able to make the filings as we anticipate, the effectiveness of the post-effective amendment will be subject to the SEC’s review process.

Because of your inability to exercise the Warrants since October 2004 due to circumstances beyond your control or our control, we believe that it is fair to extend the Warrant Expiration Date (as that term is defined in the Amended and Restated Warrant Agreement that defines the Warrants you hold) to 5:00 pm New York time on Friday, December 29, 2006 (a one-year extension).  Accomplishing this extension at this time does not create any obligation or commitment on our part to make any further extensions whether or not any post-effective amendment is filed or becomes effective.

We have entered into an amendment to the Warrant Agreement with our Warrant agent, Continental Stock Transfer & Trust Co., Inc. that will be effective on June 17, 2005, and we will shortly be filing an amendment to our Form 8-A registration statement describing the amendment.  Copies of the July 26, 2001 Warrant Agreement, the current amendment to the Warrant Agreement, and the Form 8-A registration statement are all available online at www.sec.gov.  If you would like copies of any of those documents, or other filings made by Isonics, please do not hesitate to write to the Corporate Secretary of Isonics Corporation at the address set forth above.  You may fax us any such request.

We understand your frustration in not being able to exercise your Warrants; we share your frustration.

Sincerely yours,

/s/ James E. Alexander

James E. Alexander, President

This does not constitute an offer to sell, or a solicitation of an offer to buy any security, or a solicitation that you exercise any Warrant you may hold.  Such a solicitation will only be accomplished pursuant to a prospectus, and will only be permitted in states where the exercise of Warrants has been qualified under applicable state securities laws.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause our actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that we believe might cause such differences are discussed in the risk factors detailed in our Form 10-KSB for the year ended April 30, 2004, our quarterly report on Form 10-QSB for the nine months ended January 31, 2005, and other documents filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in our filings.